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                                                                     EXHIBIT 5.1

                       [Letterhead of Fenwick & West LLP]

                                November 6, 2003


InVision Technologies, Inc.
7175 Gateway Boulevard
Newark, California 94560

Gentlemen/Ladies:

         At your request, we have examined the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") filed by InVision Technologies, Inc., a Delaware corporation (the "COMPANY"), with the Securities and Exchange Commission (the "COMMISSION") on or about November 6, 2003, in connection with the registration under the Securities Act of 1933, as amended, for resale by certain selling securityholders (the "SELLING SECURITYHOLDERS") specified in the Registration Statement and the prospectus associated therewith (the "PROSPECTUS"), from time to time, of (i) $125,000,000 aggregate principal amount of the Company's 3% Convertible Senior Notes due 2023 (the "NOTES") and (ii) an aggregate of 3,906,250 shares of the Company's Common Stock (the "STOCK") issuable upon conversion of the Notes, which Notes are convertible into such Stock at a conversion rate of approximately 31.25 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances.

         In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1) The Company's Amended and Restated Certificate of Incorporation dated April 23, 1996, and filed with the Delaware Secretary of State on April 30, 1996 and the Company's Amendment to Amended and Restated Certificate of Incorporation dated February 28, 2002 and filed with the Delaware Secretary of State on February 28, 2002 (collectively, the "CERTIFICATE OF INCORPORATION");

(2) the Company's Bylaws, as amended as of July 1, 2003, certified by the Assistant Secretary of the Company on September 19, 2003 (the "BYLAWS");

(3) the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

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                  (4)      the Prospectus prepared in connection with the
                           Registration Statement;

                  (5) the actions, consents and minutes of all meetings of the Board of Directors, committees thereof and stockholders since May 29, 1998;

                  (6) the minutes of the Board of Directors and stockholders of the Company relating to the election of the members of the Board of Directors who were serving on September 15, 2003;

                  (7) the stock records of the Company and that the Company has provided to us (consisting of a certificate from the Company's transfer agent of even date herewith verifying the number of the Company's issued and outstanding shares of capital stock as of the date hereof and a list of option and warrant holders respecting the Company's capital stock and of any rights to purchase capital stock that was prepared by the Company of even date herewith verifying the number of such issued and outstanding securities);

                  (8) a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the "MANAGEMENT Certificate").

                  (9) the Purchase Agreement (the "PURCHASE AGREEMENT"), dated September 17, 2003, by and among the Company and the initial purchasers of the Notes;

                  (10) the Cross-Receipt, dated September 19, 2003, by the Company and the initial purchasers of the Notes;

                  (11) the global note representing the Notes (the "GLOBAL NOTE"), dated September 19, 2003;

                  (12) the Indenture (the "INDENTURE"), dated September 19, 2003, between the Company and U.S. Bank National Association, the trustee of the Notes.

         In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents (except for the due authorization, execution and delivery of the above Purchase Agreement, the Global Note and the Indenture by the Company) where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.


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         As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

         We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than
(a) the existing federal laws of the United States of America, (b) the laws of the State of California, (c) the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto as in effect on the date hereof, and (d) with respect to the opinion expressed in clause (i)(b) of the penultimate paragraph of this letter and only insofar as such opinion relates to the valid and legally binding nature of and the enforceability of the Notes, the laws of the State of New York as in effect on the date hereof (which we have assumed to be the governing law with respect to enforceability of the Indenture).

         In rendering this opinion, we have also assumed that, at the time of any issuance of any shares of Stock, the number of shares of Stock so issued will not exceed that number of shares of common stock of the Company obtained by subtracting from the number of shares of common stock of the Company then authorized under the Company's Certificate of Incorporation: (a) the number of shares of common stock of the Company that are then issued and outstanding and
(b) the number of shares of common stock of the Company that are then reserved for issuance or otherwise are issuable pursuant to the Company's then outstanding commitments or obligations.

         With respect to our opinions regarding the valid and binding nature of the Notes, this opinion is qualified by, and is subject to, and we render no opinion with respect to, general limitations and exceptions applicable to all contracts, including the following:

                  (a) the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors;

                  (b) the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;

                  (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and


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                  (d)      the effect of California, New York and federal laws
                           relating to usury or permissible rates of interest for loans, forbearances or the use of money.

         Based upon the foregoing, it is our opinion that (i) the Notes (a) have been duly authorized and validly issued by the Company and (b) are valid and legally binding obligations of the Company, and (ii) up to 3,906,250 shares of Stock to be sold by the Selling Securityholders when issued, sold and delivered upon conversion of the Notes in accordance with the terms of the global note representing the Notes and of the Indenture, in the manner and for the consideration stated in the global note representing the Notes, the Indenture, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the resale of the Notes and the Stock issuable upon conversion of the Notes by the Selling Securityholders subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

                                    Very truly yours,

                                    /s/ Fenwick & West LLP

                                    FENWICK & WEST LLP


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